Exhibit 99.77(q)

ITEM 77Q– Exhibits

(e)(1)	Management Fee Waiver , dated June 1, 2017, between Voya Investments, LLC and J.P. Morgan Investment Management Inc. where J.P. Morgan has agreed to waive a portion of the sub-advisory fee payable to it by the Adviser with respect to VY JPMorgan Mid Cap Value Portfolio in an amount equal to the amount of the sub-advisory fee attributable to the value of the shares of the Portfolio that are beneficially owned by retirement plans and IRAs (“Plans”) through insurance company separate accounts as part of variable insurance contracts that were sold to the Plans by an affiliate of the Sub-Adviser – Filed herein.

(e)(2)	Sub-Advisory Agreement effective July 3, 2017 between Voya Investments, LLC and Amundi Pioneer Asset Management, Inc. – Filed herein.

(e)(3)	Sub-Advisory Fee Waiver Letter, dated June 1, 2017, between Voya Investments, LLC and J.P. Morgan Investment Management Inc. where J.P. Morgan has agreed to waive a portion of the sub-advisory fee payable to it by the Adviser with respect to VY JPMorgan Mid Cap Value Portfolio in an amount equal to the amount of the sub-advisory fee attributable to the value of the shares of the Portfolio that are beneficially owned by retirement plans and IRAs (“Plans”) through insurance company separate accounts as part of variable insurance contracts that were sold to the Plans by an affiliate of the Sub-Adviser – Filed herein.